EXHIBIT 1

[LOGO]  The AIG Life Insurance Companies (U.S.)    80 Pine Street, 13th Floor
                                                   New York, NY 10005


February 1997

Dear Vision VUL Policy Owner:

We are pleased to present the Vision VUL Report to Policy Owners as of December 31, 1996. This report provides the financial statements for the underlying investments of your variable annuity. Each of the fund managers has provided a commentary on the fund performance as well as an economic outlook.

As always, if you have any questions regarding your contract, please contact either your sales representative or us directly at (800) 340-2765.